EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of AcelRx Pharmaceuticals, Inc. for the registration of common stock of our report dated March 12, 2013, with respect to the financial statements of AcelRx Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-183237) and related prospectus of AcelRx Pharmaceuticals, Inc. incorporated by reference into this Registration Statement.

/s/ Ernst & Young LLP

Redwood City, California

July 17, 2013